================================================================================


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                    INFORMATION MANAGEMENT RESOURCES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                    INFORMATION MANAGEMENT RESOURCES, INC.
                          26750 U.S. Highway 19 North
                                   Suite 500
                           Clearwater, Florida 33761

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on May 29, 1998

                               ----------------


TO THE SHAREHOLDERS OF INFORMATION MANAGEMENT RESOURCES, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of Information Management Resources, Inc. (the "Company") will be held on Friday, May 29, 1998 at 10:00 a.m. local time, at the Double Tree Guest Suites, 3050 N. Rocky Point Drive West, Tampa, Florida 33607, to consider and act upon the following matters:


     1. To elect two directors to hold office until the 2001 Annual Meeting of Shareholders;

     2. To approve an amendment to paragraph 4.1 of the Company's Amended and Restated Articles of Incorporation to increase the number of shares of the Company's Common Stock authorized for issuance from 40,000,000 shares to 100,000,000 shares;

     3. To ratify and approve an increase in the number of shares of Common Stock available for grant under the Company's Stock Incentive Plan from 12,225,455 shares to 16,003,455 shares;

     4. To approve the Company's Amended and Restated Stock Incentive Plan;

     5. To ratify and approve the selection by the Board of Directors for the year ending December 31, 1998 of Coopers & Lybrand L.L.P. as independent auditors for the Company; and

     6. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Shareholders of record at the close of business on April 1, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     All shareholders are cordially invited to attend the meeting.

                                    By Order of the Board of Directors,

                                    /s/ Dilip Patel
                                    -----------------------------------
                                    Dilip Patel,
                                    Vice President General Counsel and Secretary

May 4, 1998
Clearwater, Florida

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD OWNER A PROXY IN YOUR NAME.

                    INFORMATION MANAGEMENT RESOURCES, INC.
                          26750 U.S. Highway 19 North
                                   Suite 500
                           Clearwater, Florida 33761

                                --------------

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on May 29, 1998

                                --------------

General

     This Proxy Statement and the enclosed Proxy are furnished on behalf of the Board of Directors of Information Management Resources, Inc., a Florida corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on May 29, 1998 at 10:00 a.m. local time (the "Annual Meeting") or at any adjournment or postponement of that meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Double Tree Guest Suites, 3050 N. Rocky Point Drive West, Tampa, Florida 33607. The Company intends to mail this Proxy Statement and the accompanying Proxy card on or about April 27, 1998, to all shareholders entitled to vote at the Annual Meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a shareholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company.

     As used in this Proxy Statement, the terms "IMR" and the "Company" refer to Information Management Resources, Inc. and its subsidiaries, unless the context otherwise requires. Except as indicated to the contrary, all information in this Proxy Statement has been restated to reflect a three-for-two stock split in the form of a stock dividend paid on July 10, 1997 and a subsequent three-for-two stock split in the form of a stock dividend paid on April 3, 1998.

Shareholders Entitled to Vote

     The Board of Directors has fixed April 1, 1998 as the record date for determining shareholders who are entitled to vote at the meeting. At the close of business on April 1, 1998, there were outstanding and entitled to vote 25,792,025 shares of Common Stock of the Company, $0.10 par value per share ("Common Stock"). Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     The holders of at least one-third of the total shares of Common Stock outstanding on the record date, whether present at the Annual Meeting or in person, or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each shareholder who signs and returns the enclosed form of Proxy will be counted for the purposes of determining the presence of a quorum at the Annual Meeting, whether or not the shareholder abstains on all or any matter to be acted on at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Solicitation

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement and the accompanying Proxy card. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others for forwarding to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners.

     The Company will, upon written request of any shareholder, furnish without charge a copy of its Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission, without exhibits. Please address all such requests to the Company, Attention of Robert M. Molsick, Chief Financial Officer, 26750 U.S. Highway 19 North, Suite 500, Clearwater, Florida 33761. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted by giving written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Shareholder Proposals

     Proposals of shareholders that are intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company no later than December 30, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Shareholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 1, 1998, the beneficial ownership of the Company's outstanding Common Stock of (i) each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each executive officer of the Company since January 1, 1997, (iii) each director of the Company since January 1, 1997, and (iv) all executive officers and directors as a group:

                                                                         COMMON STOCK BENEFICIALLY OWNED(1)
                                                                       ---------------------------------------
                                                                       NUMBER OF SHARES          PERCENTAGE OF
Name and Address of Beneficial Owners                                  OF COMMON STOCK               CLASS
-------------------------------------                                  ----------------          -------------
Essex Investment Management Company(2)...............................      2,416,280                  9.4
%
  125 High Street,
  Boston, MA 02110
Pilgrim Baxter & Associates, Ltd.(2).................................      2,032,050                  7.9
  825 Duportail Road
  Wayne, PA 19087
Satish K. Sanan(3)...................................................     17,536,319                 49.9
Jeffery S. Slowgrove(4)..............................................      1,226,482                  4.8
Charles C. Luthin(5).................................................         11,475                   *
Philip Shipperlee(6).................................................         94,621                   *
Vincent Addonisio(7).................................................         18,000                   *
Michael J. Dean(8)...................................................         28,500                   *
Dilip Patel(9).......................................................         22,500                   *
Kasi V. Sridharan(10)................................................         15,000                   *
John R. Hindman(11)..................................................         33,750                   *
Robert M. Molsick....................................................              -                   -
All executive officers and directors as a group (10 persons).........     18,986,647                 53.8%

----------------------
   * Less than 1% of the outstanding Common Stock
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding includes (i) 25,792,025 shares outstanding as of April 1, 1998 and (ii) shares issuable by the Company pursuant to options held by the respective person or group which may be exercised within 60 days following the date of this Proxy Statement ("Presently Exercisable Options"). Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise provided, the street address of each beneficial owner is c/o Information Management Resources, Inc., Suite 500, 26750 U.S. Highway 19 North, Clearwater, Florida 33761.
 (2) For purposes of this proxy statement, the Company has relied upon information reported by the respective shareholder to the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act in February 1998.
 (3) Includes 9,370,238 shares issuable upon the exercise of Presently Exercisable Options. Also includes: (i) 8,001,828 shares held in the A&S Family Limited Partnership, the sole general partner of which is a corporation controlled by Mr. Sanan; and (ii) 164,253 shares held by a charitable foundation with respect to which Mr. Sanan disclaims beneficial ownership.
 (4) Includes 8,032 shares issuable upon the exercise of Presently Exercisable Options.
 (5) Includes 11,250 shares issuable upon the exercise of Presently Exercisable Options.
 (6) Includes 11,250 shares issuable upon the exercise of Presently Exercisable Options.
 (7) Includes 11,250 shares issuable upon the exercise of Presently Exercisable Options.
 (8) Includes 28,500 shares issuable upon the exercise of Presently Exercisable Options.
 (9) Includes 22,500 shares issuable upon the exercise of Presently Exercisable Options.
(10) Includes 15,000 shares issuable upon the exercise of Presently Exercisable Options.
(11) Includes 33,750 shares issuable upon the exercise of Presently Exercisable Options.

Counting of Votes

     The affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required for the election of directors and for the approval of each of the other matters which are to be submitted to the shareholders at the Annual Meeting. ("Plurality" means that more votes must be cast in favor of the matter than those cast against it). Accordingly, the withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality and thus will have no effect on the vote. Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal. Each Proxy will be voted in accordance with the shareholder's directions. When the enclosed Proxy is properly signed and returned, the shares which it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of the nominees for election to the Board of Directors, and in favor of the approval of the remaining proposals. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors consists of five directors. The Board of Directors is divided into three classes, each of whose members will serve for a staggered three-year term. The Board is comprised of two Class I directors (Messrs. Sanan and Addonisio), two Class II directors (Messrs. Shipperlee and Luthin) and one Class III director (Mr. Slowgrove). In accordance with Section 6.1 of the Company's First Amended and Restated Articles of Incorporation, at each annual meeting of shareholders a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the initial Class II directors and Class III directors and the re-elected Class I directors will expire upon the election and qualification of successor directors at the Annual Meeting of Shareholders held in 1998, 1999 and 2000, respectively. There are no family relationships between any of the directors or executive officers of the Company.

     There are two directors in the class whose term of office expires in 1998. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the Annual Meeting held in 2001 and until his successor is duly elected and qualified, or until such director's earlier death, resignation or removal.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that either nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that either nominee will be unable to serve.

     The Board of Directors recommends a vote FOR each named nominee.

Nominees to Serve Until the 2001 Annual Meeting (Class II)

     Philip Shipperlee

     Mr. Shipperlee, age 51, has served as a Director of the Company since August 1996 and has served as the Managing Director of Information Management Resources, plc. ("IMR-U.K.") since January 1997. Prior to such time, Mr. Shipperlee served as the Managing Director of Link Group Holdings, Ltd. ("Link") from June 1980 until the Company's acquisition of Link in January 1997. Mr. Shipperlee served as Managing Director of Information Management Resources (U.K.) Ltd. from 1994 until January 1997 when operations were merged with Link.

     Charles C. Luthin

     Mr. Luthin, age 55, has been a Director of the Company since August 1995. From October 1994 until July 1995, he served as Vice President-Finance of the Company. Since 1995, Mr. Luthin has served as Vice President-Finance for Eckerd Family Youth Alternatives, Inc., a not-for-profit entity located in Clearwater, Florida. From 1993 until 1994, Mr. Luthin served as President of Dow Sherwood Corporation, a corporation that owns and operates restaurants. From 1989 until 1993, Mr. Luthin served as Vice President-Finance and Chief Financial Officer of Trans-marine Management Company, providing financial management and analysis for business interests of George M. Steinbrenner. From 1980 until 1989, Mr. Luthin served in various capacities for Walt Disney World Company, most recently as Vice President, Finance and Planning-Parks, where he was responsible for financial analysis and long-term planning for that company's theme park operations.

Directors Continuing in Office Until the 1999 Annual Meeting (Class III)

     Jeffery S. Slowgrove

     Mr. Slowgrove, age 40, co-founded the Company in 1988 with Mr. Sanan and has served as Treasurer and a Director of the Company since its inception. Mr. Slowgrove also has served as a Director of Information Management Resources (India) Limited ("IMR-India") since 1990.

Directors Continuing in Office Until the 2000 Annual Meeting (Class I)

     Satish K. Sanan

     Mr. Sanan, age 50, co-founded the Company in 1988 and has served as President, Chief Executive Officer and a Director of the Company since its inception. Mr. Sanan also has served as a Director of each of the Company's subsidiaries since the date the respective subsidiary was formed or acquired by the Company. Mr. Sanan serves as a director of Padua Stables, Inc. and is a partner of Padua Stables, L.P. Prior to founding the Company, Mr. Sanan was employed by SHL Systemhouse Limited from 1980 to 1988 where he was responsible for planning, directing and controlling the achievement of sales and delivery objectives.

     Vincent Addonisio

     Mr. Addonisio, age 43, has been a Director of the Company since August 1996. Mr. Addonisio has served as President of Parker Communications Network, Inc., a point of sale marketing network company, since January 1997. From July 1993 until November 1996, Mr. Addonisio was employed by ABR Information Services, Inc., a benefits administration outsourcing company in various positions that included Director, Executive Vice President, Chief Financial Officer and Treasurer. Mr. Addonisio served as Chief Financial Officer of AER Energy Resources, Inc., a battery manufacturing company, from October 1992 until June 1993. From April 1991 until September 1992, Mr. Addonisio served as Vice President and Chief Financial Officer of IQ Software, Inc., a software development company.

Board of Directors Meetings and Committees

     During the year ended December 31, 1997, the Board of Directors of the
Company held five meetings.   Each of the Directors attended at least 75% of the
aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served.

     The Company's Board of Directors has established an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee is comprised of Messrs. Sanan, Luthin and Addonisio. Messrs. Luthin and Addonisio currently comprise the members of the Compensation Committee and Audit Committee of the Board of Directors. The Executive Committee is empowered to exercise all authority of the Board of Directors of the Company, except as limited by the Florida Business Corporation Act. Under Florida law, an Executive Committee may not, among other things, recommend to shareholders actions required to be approved by shareholders, fill vacancies on the Board of Directors, amend the bylaws or approve the reacquisition or issuance of shares of the Company's capital stock. The Compensation Committee is responsible for reviewing and recommending salaries, bonuses and other compensation for the Company's executive officers. The Compensation Committee also is responsible for administering the Company's stock option plans and for establishing the terms and conditions of all stock options granted under these plans. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, monitoring the Company's financial policies and control procedures, and reviewing and monitoring the provisions of nonaudit services by the Company's auditors.

     The Company does not have a standing nominating committee.

Directors' Compensation

     Compensation of the Company's Directors who are not also employees of the Company ("Nonemployee Directors") currently consist of an annual Director's fee of $5,000 plus $1,000 and expenses for each meeting of the Board of Directors attended and $500 for each committee meeting attended which is held independently of a board meeting. Each director is entitled to receive reimbursement of out-of-pocket expenses incurred to attend meetings of the Board of Directors. Nonemployee Directors also are eligible to receive options under the Company's 1996 Directors Stock Option Plan (the "Directors Stock Option Plan"). Directors who are officers or employees of the Company do not receive any additional compensation for their services as directors.

     The terms of the options granted under the Directors Stock Option Plan, including the exercise price, dates and number of shares subject to the options, are specified in the Directors Stock Option Plan. The Directors Stock Option Plan provides for the automatic grant of non-qualified stock options to Nonemployee Directors. Each Nonemployee Director receives an option to purchase 22,500 shares of Common Stock on the date of, and at the time immediately following, every other annual meeting of the Company's shareholders (the "Bi-Annual Grant"). The next Bi-Annual Grant will be made immediately following the Annual Meeting to be held on May 29, 1998. Each Nonemployee Director who is first appointed or elected to the Board at any time other than at an Annual Meeting of the Company's Shareholders at which a Bi-Annual Grant is made, will be granted an option to purchase a number of shares of Common Stock equal to the product of (i) 22,500 multiplied by (ii) a fraction, the numerator of which is the number of days during the period beginning on such date and ending on the date of the next Bi-Annual Grant, and the denominator of which is 730 (the "Interim Grant"). On the consummation of the Company's initial public offering in November 1996, each of Messrs. Addonisio, Luthin and Shipperlee received an option to purchase 22,500 shares of the Company's common stock (the "Initial Grant").

     Bi-Annual Grants and Interim Grants vest 50% on the date the Nonemployee Director completes 12 months of continuous service on the Board of Directors, and 100% on the date the Nonemployee Director completes 24 months of continuous service on the Board of Directors. The Initial Grant vested 50% on the date of the annual meeting of the Company's shareholders held on May 30, 1997, and will vest 100% on the date of the annual meeting of the Company's shareholders to be held on May 29, 1998. No option is transferable by the Nonemployee Director other than by will or laws of descent and distribution, or pursuant to a qualified domestic relations order. The exercise price of all options is equal to the fair market value of the shares on the date of grant as defined under the Directors Stock Option Plan, and the term of each option is ten years. The Directors Stock Option Plan will continue in effect for a period of ten years unless sooner terminated by the Board of Directors.

Executive Officers

     In addition to the individuals who serve on the Company's Board of Directors who are also executive officers of the Company, the following individuals presently serve as executive officers of the Company:

     John R. Hindman

     Mr. Hindman, age 49, has served as Chief Operating Officer of the Company since April 1998 and served as the Company's Chief Financial Officer from March 1997 until April 1998. Mr. Hindman has also served as a Director for various subsidiaries of the Company. From November 1993 until September 1996, Mr. Hindman served as Chief Operating Officer and Chief Financial Officer of Precision Systems, Inc. ("PSI"), a software systems provider to the telecommunications industry. From September 1996 until February 1997, Mr. Hindman served as a financial consultant to PSI. From July 1988 until October 1993, Mr. Hindman served as Chief Financial Officer of Kimmins Environmental, a specialty contracting firm.

     Robert M. Molsick

     Mr. Molsick, age 43, has served as Chief Financial Officer of the Company since April 1998. From June 1995 until March 1998, Mr. Molsick served as Chief Financial officer of Kvaerner Construction, Inc., a commercial construction company. From February 1993 until June 1995, Mr. Molsick served as Chief Financial Officer of Foley & Associates Construction Company, a commercial construction company. From August 1979 until February 1993 Mr. Molsick was employed by Brown & Root Building Company, also a commercial construction company, where he served as Chief Financial Officer from June 1983 to February 1993. Mr. Molsick is a Certified Public Accountant.

     Michael J. Dean

     Mr. Dean, age 38, has served as Vice President-Finance since March 1997. Mr. Dean served as Chief Financial Officer of the Company from July 1996 until March 1997 and as Controller of the Company from July 1994 to the present. Prior to joining the Company, Mr. Dean served for ten years as a Manager for Harper, Van Scoik & Company, a Certified Public Accounting firm in Clearwater, Florida. Mr. Dean is a Certified Public Accountant.

     Kasi V. Sridharan

     Mr. Sridharan, age 43, has served as Executive Vice President of the Company since March 1997. Mr. Sridharan served as Vice President-Finance of the Company from October 1995 until March 1997. Mr. Sridharan also serves as a Director for various subsidiaries of the Company. He served as Vice President-Finance of IMR-India from April 1992 until October 1995. From November 1988 until March 1992, Mr. Sridharan served as Chief Financial Officer for the Centre for Development of Advanced Computing in Pune, India. Mr. Sridharan is a Chartered Accountant.

     Dilip Patel

     Mr. Patel, age 39, has served as Vice President-General Counsel and Secretary of the Company since March 1996. Presently, Mr. Patel serves as a Director and Secretary for various subsidiaries of the Company, and as a Director of Sanan Family Foundation, Inc., a charitable foundation. From August 1990 until March 1996, Mr. Patel was an attorney in the International Department of the Tampa, Florida law firm Fowler, White, Gillen, Boggs, Villareal & Banker, P.A. From 1983 until 1988 he practiced law as a Solicitor with Cartwright, Cunningham, Haselgrove & Co. in London, England. Mr. Patel is a member of and is Board Certified in Immigration and Nationality Law by the Florida Bar. He is admitted as a Solicitor of the Supreme Court of England and Wales.

Executive Compensation

     The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company determined as of the end of the last year (hereafter referred to as the "named executive officers") for the years ended December 31, 1997, 1996 and 1995.

                          SUMMARY COMPENSATION TABLE

                                                                                Long-Term
                                                                               Compensation
                                                                                  Awards
                                                                               ------------
                                                                                Securities
                                                        Annual Compensation     Underlying      All Other
Name and Principal Position                    Year     Salary        Bonus       Options     Compensation(1)
--------------------------------               ----     -------      --------    ----------   ---------------
Satish K. Sanan.................               1997  $  406,000     $ 354,558             -    $   97,792(2)
   Chairman of the Board and                   1996     316,667       320,018     6,172,515        59,327(3)
   Chief Executive Officer                     1995     253,285       261,241     3,009,465        58,368(4)

Philip Shipperlee (5)...........               1997     154,100             -        60,000               -
   Managing Director of IMR-U.K.

John R. Hindman (6).............               1997      96,921        50,000       101,250               -
   Chief Operating Officer

Dilip Patel (7).................               1997      92,998        20,000             -               -
   Vice President - General Counsel            1996      67,018        25,000       112,500               -

Kasi V. Sridharan...............               1997      77,387        24,000             -               -
   Executive Vice President                    1996      69,999        25,000       112,500               -
                                               1995      44,099             -             -               -

--------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(2) Includes (i) $96,792 representing premiums for life insurance policies with benefits payable to beneficiaries designated by Mr. Sanan; and (ii) a $1,000 contribution on behalf of Mr. Sanan to the Company=s 401(k) Plan.
(3) Includes (i) $58,327 representing premiums paid for life insurance policies with benefits payable to beneficiaries designated by Mr. Sanan; and (ii) a $1,000 contribution on behalf of Mr. Sanan to the Company's 401(k) Plan.
(4) Includes (i) $57,368 representing premiums paid for life insurance policies with benefits payable to beneficiaries designated by Mr. Sanan; and (ii) a $1,000 contribution on behalf of Mr. Sanan to the Company's 401(k) Plan.
(5)  Mr. Shipperlee commenced employment with the Company in January 1997.
(6) Mr. Hindman commenced employment with the Company in March 1997 as Chief Financial Officer. In February 1998 Mr. Hindman was named Chief Operating Officer.
(7)  Mr. Patel commenced employment with the Company in March 1996.

     Effective as of October 31, 1996, Mr. Sanan entered into a five year employment agreement with the Company. The employment agreement expires on the fifth anniversary of the effective date, and shall renew automatically for additional one year periods until either the Company or Mr. Sanan serves a 180 day notice of non-renewal. The employment agreement may be terminated by the Company only with cause. Cause is defined as including: (i) theft or embezzlement with regard to material property of the Company; or (ii) continued neglect by the employee in fulfilling his duties as Chief Executive Officer of the Company as a result of alcoholism, drug addiction or excessive unauthorized absenteeism, after written notification from the Board of Directors of such neglect and the employee's failure to cure within a reasonable time. Under the employment agreement, Mr. Sanan received an initial base salary of $400,000 plus automobile expenses, subject to annual increases at the discretion of the Compensation Committee. Effective January 1, 1998, the Compensation Committee increased Mr. Sanan's base annual compensation to $500,000. The employment agreement also provides for an annual incentive bonus equal to 2% of pre-tax net income (determined without regard to the charge resulting from this payment). In addition, on November 14, 1996, Mr. Sanan received a ten-year option to purchase 225,000 shares at an exercise price of $6.22 per share. Such option vested in full on November 14, 1997. On March 31, 1998, Mr. Sanan received a ten-year option to purchase 150,000 shares at an exercise price of $43.18 per share.
Such option vests over three years. Mr. Sanan will be eligible to receive additional stock options exercisable at fair market value on the grant date, in such amounts and subject to such vesting provisions as determined by the Compensation Committee. The Company also has agreed to maintain and to pay the premiums for approximately $10.6 million of life insurance policies with benefits payable to beneficiaries designated by Mr. Sanan. The anticipated annual premium is approximately $100,000. Mr. Sanan will receive all standard benefits made available to other executive employees of the Company. In the event that the Company terminates Mr. Sanan's employment without cause, Mr. Sanan will receive a severance payment equal to three times the greater of (i) Mr. Sanan's then current base salary plus the amount of his prior year bonus and the annualized value of any current benefits, or (ii) his compensation as reported for tax purposes for the immediately preceding calendar year. The employment agreement contains a noncompetition covenant for a period of three years following termination of employment by Mr. Sanan for any reason or by the Company for cause.

Option Grants in Last Fiscal Year

     The following table sets forth information concerning options granted to the Named Executive Officers during the year ended December 31, 1997:


                             --------------------------------------------------------
                                               Individual Grants                             Potential Realizable
                              Number of      Percent of                                        Value at Assumed
                              Securities       Total                                         Annual Rate of Stock
                              Underlying     Granted to      Exercise or                    Price Appreciation for
                               Options       Employees In    Base Price     Expiration           Option Term(2)
Executive Officer             Granted(1)    Fiscal Year      Per Share        Date              5%           10%
-----------------            -----------    -------------    -----------    ----------      ----------  -----------
Philip Shipperlee(3)            60,000           3.0%           $15.08       11/14/04       $368,589      $858,968
John R. Hindman(4)             101,250           5.0%           $ 5.06        3/20/07       $321,562      $814,900

-------------------
(1) These options were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.
(2) The potential realizable value is calculated based on the ten-year or seven-year term of the option at the time of its grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option. The actual realizable value of the options based on the actual market price may substantially exceed the potential realizable value shown in the table.
(3) The option is a nonqualified stock option and vests over five years from the date of the grant.
(4) The option is a nonqualified stock option and vests over three years from the date of the grant.

Option Exercises in Last Fiscal and Year-end Option Values

     The following table sets forth the aggregate dollar value of all options exercised and the total number of unexercised options held, on December 31, 1997, by the Named Executive Officers:

                                                     Number of Securities
                                                   Underlying  Unexercised               Value of Unexercised
                                                          Options at                   In-the-Money Options  at
                            Shares                    December 31, 1997                   December 31, 1997(1)
                           Acquired      Value     ---------------------------       --------------------------------
Executive Officer         on Exercise   Realized   Exercisable   Unexercisable         Exercisable      Unexercisable
------------------        -----------   --------   -----------   -------------       --------------    --------------
Satish K. Sanan......            -             -     9,370,238            -           $231,392,669        $       -
Philip Shipperlee....            -             -        11,250       71,250           $    211,275        $  806,075
John R. Hindman......            -             -             -      101,250           $          -        $2,019,600
Dilip Patel..........       18,000      $264,510         4,500       90,000           $    111,500        $2,230,000
Kasi V. Sridharan....       22,500      $380,025             -       90,000           $          -        $2,230,000

---------
(1) The closing price for the Company's Common Stock as reported by The Nasdaq Stock MarketK on December 31, 1997 was $25.00. Value is calculated on the basis of the difference between the option exercise price and $25.00, multiplied by the number of shares of Common Stock underlying the option.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is comprised of Messrs. Luthin and Addonisio. Mr. Addonisio was not an officer or employee of the Company, or of any subsidiary of the Company, at any time during or prior to the year ended December 31, 1997. Mr. Luthin served as Vice President-Finance of the Company from October 1994 until July 1995. He was not an officer or employee of the Company or of any subsidiary of the Company, at any time during 1997.

Employee Benefit Plans

     Employee Stock Incentive Plan

     The Company's Amended and Restated Stock Incentive Plan (the "Stock Option Plan") was approved by the Company's Board of Directors on November 8, 1997 and became effective on such date, subject to approval by the Company's shareholders
- (see Proposal 3 herein). The purpose of the Stock Option Plan is to provide incentives for officers, directors, consultants and key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. Options granted under the Stock Option Plan may be either: (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); or (ii) non-qualified stock options. The Stock Option Plan also permits the grant of stock appreciation rights in connection with the grant of stock options, and the grant of restricted stock awards. Stock options and stock awards may be granted under the Stock Option Plan for all employees of the Company, or of any present or future subsidiary or parent of the Company, or other "key persons" to the Company.

     An incentive stock option that is granted under the Stock Option Plan may not be granted at a price less than the fair market value of the Company's Common Stock on the date of grant (or less than 110% of fair market value in the case of holders of 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary or parent of the Company). Non-qualified stock options may be granted at the exercise price established by the Administrator, which may be less than the fair market value of the Company's Common Stock on the date of grant. All grants to date have been, and the policy of the Compensation Committee is that all future grants will be, at fair market value on the grant date.

     Each option granted under the Stock Option Plan is exercisable for a period not to exceed ten years from the date of grant (or, in the case of incentive stock options, five years in the case of a holder of more than 10% of the total combined power of all classes of stock of the Company or of a subsidiary or parent of the Company), is subject to approval of the Company's shareholders and shall lapse upon expiration of such period, or earlier upon termination of the recipient's employment with the Company, or as determined by the Compensation Committee.

     The number of shares of the Company's Common Stock reserved for issuance under the Stock Option Plan is 16,003,455 shares. As of April 1, 1998, options to purchase 14,835,918 shares of Common Stock were outstanding under the Stock Option Plan or the earlier version of the plan and 1,167,537 shares of Common Stock had been issued upon exercise of options granted under the Stock Option Plan or the earlier version of the plan.

     The Stock Option Plan is administered by the Company's Board of Directors, the Compensation Committee of the Board of Directors and/or the Company's Chief Executive officer (each an "Administrator"). The Stock Option Plan is administered by the Compensation committee with respect to (i) any stock incentives granted to any employee or key person (as defined in the Stock Option
Plan) who shall be subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any person whose stock incentive must be approved by a committee of disinterested directors in order to entitle the Company and the recipient of the stock incentive to the exemption provided by Rule 16b-3 promulgated under the Exchange Act; and (ii) any other person for whom the Chief Executive Officer is not specifically designated as the Administrator. The Board of Directors has designated the Company's Chief Executive Officer as the Administrator with respect to the grant and administration of non-statutory stock options to (i) employees and key persons who have been recently hired or who have agreed to become employed by or provide services to the Company; (ii) employees and key persons upon and in connection with their promotion from one job category to another; and (iii) any employee or key person, if in the sole discretion of the Chief Executive Officer, the grant of a stock option to such person is appropriate or advisable in order to retain such person. Any option grants approved by the Chief Executive Officer are subject to any limitations which may be imposed by the Company's Restated Bylaws or any applicable laws and are subject to the following additional limitations:
(i) the number of shares that may be subject to any option granted by the authority of the Chief Executive Officer shall not exceed the number of shares set forth in those guidelines set forth from time to time by the Compensation Committee with respect to various classifications of employment or service; (ii) all options or purchase rights granted or approved by the Chief Executive Officer must be granted pursuant to the Stock Option Plan; (iii) the number of shares subject to options approved by the Chief Executive Officer may not exceed the total number of shares authorized for issuance under the Stock Option Plan, or such lesser number as the Board of Directors or the Compensation Committee may determine in its sole discretion; (iv) options must be granted at a price not less than the fair market value of the underlying shares of Common Stock on the date of grant; (v) such officer shall not have the authority to grant options to consultants or employees who are or will be subject to the requirements of Section 16(b) of the Exchange Act; and (vi) the authority granted to the Chief Executive Officer by the Board of Directors may be further limited by the written directive of the Compensation Committee from time to time.

     The Administrators have the authority to determine exercise prices applicable to the options, the eligible employees or other key persons to whom options may be granted, the number of shares of the Company's Common Stock subject to each option, and the extent to which options may be exercisable. The Compensation Committee also has the authority to determine the recipients and the terms of grants of stock appreciation rights and restricted stock awards under the Stock Option Plan. The Administrators are empowered to interpret the Stock Option Plan and to prescribe, amend and rescind the rules and regulations pertaining to the Stock Option Plan. Options granted under the Stock Option Plan generally vest over three to five years. Unless determined otherwise by an Administrator, no option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

     Employee Stock Purchase Plan

     The Company's Employee Stock Purchase Plan, as amended, (the "Stock Purchase Plan") became effective on October 1, 1996. A total of 450,000 shares of the Company's Common Stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify under Section 423 of the Code. An employee electing to participate in the Stock Purchase Plan must authorize a stated dollar amount or percentage of the employee's regular pay to be deducted by the Company from the employee's pay each three month period for the purpose of purchasing shares of Common Stock (the "Purchase Period"). The price at which employees may purchase Common Stock is 85% of the closing price of the Common Stock on the Nasdaq National Market on the first day of the Purchase Period or the last day of the Purchase Period, whichever is lower. An employee may not sell shares of Common Stock purchased under the Stock Purchase Plan until the first day of the second Purchase Period following the Purchase Period in which the right to purchase such shares was granted. Employees of the Company who have completed six full months of service with the Company and whose customary employment is at least 20 hours per week for more than five months per calendar year are eligible to participate in the Stock Purchase Plan. An employee may not be granted an option under the Stock Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power of value of all classes of stock of the Company. As of April 1, 1998, 115,875 shares of Common Stock had been issued pursuant to the Stock Purchase Plan. The Stock Purchase Plan is administered by the Vice President-General Counsel of the Company, or any such other persons so designated by the Company's Board of Directors.

Agreements with Employees

     The Company's software development professionals working in the U.S. and U.K., as well as executive officers, are required to sign an agreement with the Company restricting the ability of the employee to compete with the Company during his or her employment and for a period of one year thereafter, restricting solicitation of customers and employees following employment with the Company, and providing for ownership and assignment of intellectual property rights to the Company.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

     The Board of Directors of the Company (the "Board") has delegated to the Compensation Committee of the Board (the "Committee") the authority to establish and administer the Company's compensation programs. The Compensation Committee is comprised of two nonemployee directors: Vincent Addonisio and Charles L. Luthin. The Committee is responsible for: (i) determining the most effective total executive compensation strategy based upon the business needs of the Company and consistent with shareholders' interests; (ii) administering the Company's executive compensation plans, programs and policies; (iii) monitoring corporate performance and its relationship to compensation of executive officers; and (iv) making appropriate recommendations concerning matters of executive compensation.

Compensation Philosophy

     The policies of the Committee with respect to executive officers, including the Chief Executive Officer, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential. To emphasize sustained performance of the Company's executive officers, the Committee has adopted policies to align executive compensation with the creation of shareholder value as measured in the equity markets. These policies are implemented using a mix of the following key elements.

     1. The Company pays base salaries that are generally competitive with other leading information technology ("IT") services companies with which the Company competes for talent. To ensure that its salaries are sufficient to attract and retain highly qualified executives and other key employees, the Company regularly compares its salaries with those of its competitors and sets salary parameters based on this review;

     2. The Company pays cash bonuses based on the achievement of specific operating goals and high levels of performance; and

     3. The Company provides significant equity-based incentives pursuant to the Company's Amended and Restated Stock Incentive Plan and Employee Stock Purchase Plan, as amended, to ensure that the Company's executive officers and key employees are motivated to achieve the Company's long-term goals.

Base Salary

     The Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other leading companies and other software development firms with which the Company competes for personnel. Base salary represents the fixed component of the executive compensation program. Base salary levels are established based on an annual review of published executive salary levels at similar IT services companies and on the basis of individual performance. The industry group index shown on the Company's Stock Performance Graph includes certain of the IT services companies included in the Company's compensation survey. Periodic increases in base salary are the result of individual contributions evaluated against established annual long-term performance objectives and an annual salary survey of comparable companies in the Company's industry. Base salaries for the Company's executives were increased during 1997 and they remain within the range of the comparable companies surveyed.

--------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Cash Bonuses

     Cash bonus awards are another component of the Company's compensation program and are designed to reward the Company's executives and other senior managers for assisting the Company in achieving its operational goals through exemplary individual performance. Bonuses, if any, are both linked to the achievement of specified individual and corporate goals as well as a review of personal performance which is determined at the discretion of the Committee. Corporate performance goals upon which 1997 bonuses were based included: the successful completion of the Company's secondary public offering which provided the Company with additional financing necessary to support anticipated future growth; the execution of agreements with a number of significant new customers; the award of transitional outsourcing engagements by Year 2000 customers; continued high customer satisfaction levels; the diversification of the Company's revenue base; establishment of additional software development centers to support increased capacity to provide IT services; completion of numerous existing client engagements within the scope of budgeted time and cost; the development and introduction of additional software tools to improve the Company's existing services offerings; and the meeting of quarterly and annual revenue, profitability and other financial goals, including an increase in annual revenue from $27.9 million in 1996 to $83.6 million in 1997. In 1998, the Committee reviewed the Company's 1997 corporate performance goals and determined that the goals had been achieved or exceeded. Based on such achievement, the Committee awarded bonuses to most of its executive officers, which were generally within targeted bonus levels.

Equity Compensation

     The Company's Stock Option Plan and Stock Purchase Plan have been established to provide all employees, including executive officers, of the Company with an opportunity to share, along with the shareholders of the Company, in the long-term performance of the Company. The Committee strongly believes that a primary goal of the compensation program should be to provide key employees who have significant responsibility for the management, growth and future success of the Company with an opportunity to increase their ownership of the Company and potentially gain financially from increases in the price of the Company's Common Stock. The interests of shareholders, executives and employees should thereby be closely aligned. Executives are eligible to receive stock options generally not more often than once a year, giving them the right to purchase shares of Common Stock of the Company in the future at a price equal to fair market value at the date of grant. All grants must be exercised according to the provisions of the Company's Stock Option Plan. All options granted to executive officers are exercisable at the fair market value of the Common Stock at the grant date, generally vest over a period of years and expire no later than ten years from the date of grant.

Chief Executive Officer Compensation

     The Committee uses the same procedures described above for the other executive officers in setting the annual salary, bonus and stock option awards for Satish K. Sanan, the Company's Chief Executive Officer. In accordance with an existing Employment Agreement effective October 31, 1996, Mr. Sanan's 1997 base salary was set at $400,000. Under Mr. Sanan's Employment Agreement with the Company, he is entitled to an annual incentive bonus equal to 2% of pre-tax net income (determined without regard to the charge resulting from this bonus). For 1997, this bonus amount was $354,558. In addition, the Company also has agreed to pay the premiums for approximately $10.6 million of life insurance policies with benefits payable to beneficiaries designated by Mr. Sanan. The amount of these payments in 1997 was $96,792. During 1997, the Company achieved substantially all of its corporate objectives. The Committee concluded that Mr. Sanan was responsible for accomplishing many of these objectives. The Committee believed that the total compensation payable to Mr. Sanan in 1997 of $760,558 was appropriate and consistent with the quality of leadership he offers to the Company. Accordingly, the Committee adjusted Mr. Sanan's 1998 base salary effective January 1, 1998 in accordance with his employment agreement to $500,000. In addition, all other provisions of Mr. Sanan's employment agreement, including the incentive bonus equal to 2% of pre-tax net income remain unchanged.

     Under the Company's executive compensation program, the total compensation mix for senior executives emphasizes long-term rewards in the form of stock options. On March 31, 1998, the Compensation Committee approved the grant to Mr. Sanan of an option to purchase 150,000 shares of Common Stock at an exercise price of $37.17 per share. This option vests over three years. In determining the grant to Mr. Sanan, the Committee reviewed the stock option grants to chief executive officers of other comparable IT services companies in connection with their employment services.

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee has determined to satisfy the requirements for "performance-based compensation" with respect to compensation awarded to its Named Executive Officers whenever possible and to the extent then practicable.

                                     Compensation Committee,


                                     Vincent Addonisio
                                     Charles C. Luthin

Performance Graph

     Performance Comparison. The following graph and table compare the cumulative total shareholder return on the Company's Common Stock from November 8, 1996, the date of the initial public offering of the Common Stock, through December 31, 1997 with (a) the Russell 2000 Index (which does not include the Company), and (b) a peer group index* selected by the Company which includes seven publicly traded companies in the Company's industry. The information included in the table was supplied by the Nasdaq Stock Market. The comparisons reflected in the graph and table, however, are not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the Common Stock and each index on November 8, 1996, and the reinvestment of all dividends.

                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
   AMONG INFORMATION MANAGEMENT RESOURCES, RUSSELL 2000 INDEX AND PEER GROUP

                               INFORMATION
Measurement Period             MANAGEMENT         RUSSELL
(Fiscal Year Covered)        RESOURCES, INC.    2000 INDEX    PEER GROUP
-------------------          ---------------    ----------    ----------
Measurement Pt-
11/08/1996                         $100            $100          $100
FYE 12/31/1997                     $402            $131          $183

--------
* The peer group index reflects the stock performance of the following companies: Computer Horizons Corp., Cambridge Technology Partners, Inc., Sapient Corporation, CIBER, Inc., Computer Management Sciences, Inc., Keane, Inc. and Whittman-Hart, Inc.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


IMR-U.K. and Link Transactions

     Pursuant to an agreement effective January 8, 1997, the Company acquired 100% of the outstanding shares of Link Group Holdings Limited ("Link"), a U.K.- based software services provider, from its two owners, Philip and Sheila Shipperlee. Philip Shipperlee serves as a Director of the Company. Under the terms of the agreement, the Company paid the Shipperlees $2.1 million in cash and 161,343 shares of the Company's Common Stock at closing and an additional $1.6 million in cash on February 10, 1998. The acquisition was approved by the disinterested members of the Board of Directors.

     Concurrently with the Link acquisition, the Company executed an agreement with Satish K. Sanan, the Company's President and Chief Executive Officer, and his spouse to acquire 10.5% of Information Management Resources (U.K.) Ltd. ("IMR, Ltd.") for $520,000 in cash. The acquisition was approved by the disinterested members of the Board of Directors. Prior to this acquisition, and prior to the acquisition by the Company of Link, the Company owned 39.5% of IMR-Ltd., Link owned 50.0% of IMR-Ltd. and Mr. and Mrs. Sanan together owned 10.5% of IMR-Ltd. After the acquisition of Link and this acquisition from the Sanans, the Company owns 100% of both Link and IMR-Ltd. Operations of these two companies have been combined and operate under Information Management Resources, plc. ("IMR-U.K."). Mr. Shipperlee serves as Managing Director of IMR-U.K.

Other Transactions

     In October 1995, the Company entered into a Sublease Agreement with ABR Information Services, Inc. ("ABR") pursuant to which ABR subleased from the Company 11,000 square feet of office space in the Company's Clearwater, Florida offices through October 31, 1997. This lease was terminated by mutual agreement of the parties on June 30, 1997. In 1997, ABR paid to the Company approximately $72,000 in rent pursuant to the sublease. Mr. Vincent Addonisio, a Director of the Company, served as Executive Vice President, Chief Financial Officer, Treasurer and a director of ABR from July 1993 until November 1996.

     During 1997, the Company maintained insurance on the life of Mr. Sanan. The proceeds from the insurance policies on the life of Mr. Sanan will be payable to beneficiaries designated by Mr. Sanan. The annual payment by the Company for insurance policies on the life of Mr. Sanan was approximately $97,000 in 1997.

     Mr. Sanan has personally guaranteed IMR-India's credit facilities with Canara Bank and Export-Import Bank of India.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Exchange Act requires the Company's directors and officers and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the United States Securities and Exchange Commission (the "Commission"). Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors of the Company, the Company believes that all Section 16(a) filing requirements were met during 1997.

                                  PROPOSAL 2

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     On April 20, 1998 the Board of Directors adopted, subject to shareholder approval, an amendment to Paragraph 4.1 of the Company's Amended and Restated Articles of Incorporation, to increase the number of shares of Common Stock authorized for issuance by the Company from 40,000,000 shares to 100,000,000 shares.

     The additional shares of Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendments and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Amended and Restated Articles of Incorporation with the Secretary of State of the State of Florida.

     In addition to the 25,799,900 shares of Common Stock outstanding at April 1, 1998, 12,253,455 shares are reserved for issuance upon the grant and exercise of options and rights under the Company's Stock Incentive Plan, 450,000 shares are reserved for issuance under the Company's Employee Stock Purchase Plan and 337,500 shares are reserved for issuance upon the grant and exercise of options under the Company's Directors Stock Option Plan. Additionally, upon approval of Proposals 3 or 4, another 3,750,000 shares will be reserved for future grants under the Company's Stock Incentive Plan, as amended, leaving a remainder of 57,409,145 authorized shares available for future issuances.

     On April 3, 1998, the Company effected a three-for-two stock split in the form of a stock dividend. Although at present the Board of Directors has no other plans to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further shareholder approval, for various purposes including, acquisitions, raising capital, providing equity incentives to employees, officers or directors and establishing strategic relationships with other companies.

     The additional shares of Common Stock that would become available for issuance if this proposal is adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (and the Board currently is not aware of any such attempts directed at the Company), nevertheless, shareholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

     The affirmative vote of the holders of 66-2/3% of the outstanding shares of the Company's Common Stock entitled to vote will be required to approve this amendment to the Company's Amended and Restated Articles of Incorporation.
For purposes of the vote, abstentions and broker non-votes will have the same effect as negative votes.

     The Board of Directors recommends a vote FOR approval of the amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock.

                                  PROPOSAL 3

              APPROVAL OF INCREASE IN SHARES AVAILABLE FOR GRANT
                        UNDER THE STOCK INCENTIVE PLAN

     The Company's Stock Incentive Plan became effective on July 15, 1996 (the "1996 Plan") to provide incentives for officers, directors, consultants and key employees of the Company to promote the success of the Company and to enhance the Company's ability to attract and retain the services of such persons. Under the 1996 Plan 12,253,455 shares of Common Stock were reserved for issuance upon the grant and exercise of options or rights thereunder. Effective October 2, 1997, the Company's Board of Directors approved an amendment to the 1996 Plan increasing the number of shares issuable under such plan by 3,750,000 shares to 16,003,455 shares, subject to shareholder approval.

     An aggregate of 14,083,877 Shares of Common Stock are issuable upon the vesting and exercise of outstanding options under the 1996 Plan. During the fiscal year ended December 31, 1997, the Company granted to current executive officers of the Company options to purchase 161,250 shares of Common Stock at exercise prices ranging from $5.05 per share to $15.09 per share. In addition, the Company granted to all employees as a group (excluding executive officers) options to purchase 1,854,450 shares of Common Stock at exercise prices ranging from $5.05 per share to $20.05 per share. All options granted in excess of the 12,253,445 shares initially reserved are subject to shareholder approval of this proposal 3 or of proposal 4.

     The shareholders are being requested to approve the amendment to the 1996 Plan approved by the Board of Directors on November 8, 1997 to increase the number of shares reserved for issuance thereunder from 12,253,455 shares to 16,003,455 shares, of which options to purchase 1,919,579 shares would be available for future grants under the 1996 Plan. The amendment to increase the number of shares reserved under such plan is proposed in order to give the Board of Directors greater flexibility to grant stock options and stock purchase rights. The Company believes that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of the Company. The Company believes that the ability to grant options and stock purchase rights will be important to the future success of the Company by allowing it to accomplish these objectives.

     The Board of Directors recommends a vote FOR ratification and approval of the amendment to the 1996 Plan to increase the number of shares available for grant thereunder.

                                  PROPOSAL 4

                     APPROVAL OF THE AMENDED AND RESTATED
                             STOCK INCENTIVE PLAN

     Subsequent to approving the amendment to the 1996 Plan increasing the number of shares issuable thereunder, on November 8, 1997 the Board of Directors approved the Amended and Restated Stock Incentive Plan (the "Stock Option Plan"), subject to shareholder approval. The Stock Option Plan, if approved by the shareholders, would supersede the Company's 1996 Plan. The Stock Option Plan is identical in most respects to the 1996 Plan, as amended by the Board of Directors on October 2, 1997. The material difference between the 1996 Plan and the Stock Option Plan is that the Stock Option Plan allows the Company's Board of Directors to appoint the Company's Chief Executive Officer as an administrator of such plan for certain limited purposes. This and other features of the Stock Option Plan are discussed more fully elsewhere in this Proxy Statement under the caption "Employee Benefit Plans--Employee Stock Incentive Plan."

     The Board of Directors believes that it is important to provide the Company's Chief Executive Officer with the ability, under certain limited circumstances, to grant stock options to (i) employees or key persons who have been recently hired or who have agreed to become employed by or provide services to the Company; (ii) employees and key persons upon and in connection with their promotion from one job category to another; and (iii) any employee or key person, if in the sole discretion of the Chief Executive Officer, the grant of the stock option to such person is appropriate or advisable in order to retain such person. The Board of Directors believes that this feature will be of great value in recruiting and retaining highly qualified technical and other key personnel who are in great demand as well as rewarding and incenting current employees.

Summary of Federal Income Tax Consequences of the Stock Option Plan

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Stock Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. Optionees are advised to consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares of Common Stock acquired upon the exercise of an option.

     Nonstatutory Stock Options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. All options granted under the Stock Option Plan to date are intended to be nonstatutory stock options.

     Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are not vested and/or the sale of the shares at a profit would subject the optionee to suit under Section 16(b) of the Exchange Act, in which case the determination date is the later of (i) the date on which the shares vest, or
(ii) the date the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Exchange Act. Section 16(b) of the Exchange Act generally is applicable only to officers, directors, and beneficial owners of more than 10% of the Common Stock of the Company. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the differences between the sale price and the fair market value on the date of recognition of income, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 18 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. The Company is generally entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by Section 162(m) of the Code, as described above.

     Withholding. Under the Incentive Plan, a participant must pay the Company, no later than the date on which an amount first becomes includable in the participant's gross income for federal income tax purposes with respect to an Award, any taxes required to be withheld with respect to such amount. Such withholding obligation may be settled with already owned shares, including shares that constitute part of the Award giving rise to the withholding obligations, unless otherwise determined by the Company. The amount of income recognized is not reduced by the delivery of already owned shares or the retention by the Company of shares issuable under an Award to satisfy withholding obligations; the transaction is taxed as if the shares were sold for the amount of the withholding tax.

     Shareholders are requested in this Proposal 4 to approve the Stock Option Plan. The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present in person or represented by proxy and voting at the Annual Meeting will be required to approve the Stock Option Plan. For purposes of the vote, abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

     The Board of Directors recommends a vote FOR approval of the Amended and Restated Stock Incentive Plan.

                                  PROPOSAL 5

                     SELECTION OF INDEPENDENT ACCOUNTANTS

     Subject to ratification by the shareholders, the Board of Directors has selected, for the year ending December 31, 1998, the firm of Coopers & Lybrand, L.L.P. as independent accountants for the Company. If the shareholders do not ratify the selection of Coopers & Lybrand L.L.P., the Board of Directors will reconsider the matter. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends a vote FOR ratification and approval of Coopers & Lybrand L.L.P. as independent auditors for the Company.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters which may come before the Company's shareholders at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Shareholders and referred to in this Proxy Statement. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying Proxy to vote, or otherwise act, in accordance with their judgment on such matters.

                                BY ORDER OF THE BOARD OF DIRECTORS


                                /s/ Satish K. Sanan
                                ----------------------------------
                                Satish K. Sanan
                                Chairman, President and Chief Executive Officer


May 4, 1998

               INFORMATION MANAGEMENT RESOURCES--ANNUAL MEETING

              Proxy solicited on behalf of the Board of Directors

P The undersigned hereby appoints Satish K. Sanan, Robert M. Molsick and Dilip Patel and each of them, with power of substitution, proxies to
R represent and to vote all shares of Common Stock of Information Management Resources, Inc., which the undersigned is entitled to vote, at the Annual
O Meeting of Shareholders to be held in Clearwater, Florida on Friday May 29, 1997, at 10 A.M., EDT, and at any and all adjournments thereof, and hereby
X revokes any prior proxies given with respect to such stock, and the undersigned authorizes the voting of such stock as follows on the reverse
Y   side.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                              +-------------+
                                                              | SEE REVERSE |
                                                              |     SIDE    |
                                                              +-------------+

[X] Please mark
    your votes
    as this example

                           FOR      WITHHELD
1. Election of Directors   [ ]        [ ]
   Nominees: Philip Shipperlee, Charles C. Luthin

   FOR vote withheld for the following nominee(s):

   ______________________________________________

The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2, 3, 4 and 5.

2. Approval of Amendment to the Company's       FOR      AGAINST     ABSTAIN
   Amended and Restated Articles of             [ ]        [ ]         [ ]
   Incorporation

3. Approval of Increase in Shares Issuable      FOR      AGAINST     ABSTAIN
   Under the Stock Incentive Plan               [ ]        [ ]         [ ]

4. Approval of the Amended and Restated         FOR      AGAINST     ABSTAIN
   Stock Incentive Plan                         [ ]        [ ]         [ ]

5. Approval of Independent Accountants          FOR      AGAINST     ABSTAIN
                                                [ ]        [ ]         [ ]

I plan to attend the meeting [ ]      I do not plan to attend the meeting [ ]

Change of Address/comments on reverse side [ ]

SIGNATURE(S)_____________________________________  DATE ____________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.